Exhibit 19.1

Commercial Bancgroup, Inc. Insider Trading Policy

This Insider Trading Policy (this “Policy”) supersedes all previous insider trading policies adopted by our Board (as defined below).

After you have read this Policy, please sign the Certification that is attached hereto and return it to the Compliance Officer (as defined below) at the address set forth under “COMPANY ASSISTANCE.”

INTRODUCTION AND PURPOSE

The purpose of this Policy is to promote compliance with applicable securities laws by Commercial Bancgroup, Inc. (together with its subsidiaries, the “Company”) and all of its directors, officers, and employees, in order to preserve the reputation and integrity of the Company and all persons affiliated with it. This Policy describes the standards of the Company on trading, and causing the trading of, the Company’s securities (“Company Securities”). In addition, it is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information (as defined below) about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until such information becomes public or is no longer material.

One of the purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away, or otherwise trade Company Securities or provides that information to others outside the Company who may trade based on that information. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy below. The prohibitions apply to any director, officer, or employee who buys or sells Company Securities when possessing material nonpublic information that he or she obtained about the Company, its customers or suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

If you do not understand any of the following summaries of law or this Policy, or how it applies to you, you should consult with the Compliance Officer before engaging in any securities-related transactions. All determinations and interpretations by the Compliance Officer will be final and not subject to further review.

This Policy is only a summary of complex legal provisions and should therefore only be used as a general guide, not as legal advice.

This Policy is broken into three parts.

●	Part I of this Policy prohibits trading in certain circumstances by all directors, officers, and employees of the Company, as well as their immediate family members (as defined below), and certain agents and advisors.

●	Part II of this Policy prohibits certain transactions by all directors, officers, and employees of the Company as well as their immediate family members.

●	Part III of this Policy imposes additional trading restrictions for all Covered Persons (as defined below).

DEFINITIONS AND EXPLANATIONS

(a)	The term “Compliance Officer” refers to the Chief Financial Officer of the Company, or such other officer of the Company as the Board of Directors (the “Board”) of the Company may designate.

(b)	The term “Covered Persons” means: (i) directors of the Company, (ii) officers of the Company, as defined by Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) certain Company employees designated by the Compliance Officer based on their positions at the Company, and (iv) certain other Company employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities, or their actual or potential access to material nonpublic information. “Covered Persons” also includes the immediate family members and Controlled Entities (as defined below) of all the foregoing.

(c)	The term “Insider” includes: (i) any director, officer, or employee of the Company; (ii) any immediate family member of a director, officer, or employee of the Company; and (iii) any agent or advisor of a Company director, officer, or employee who has material nonpublic information relating to the Company.

(d)	The term “immediate family” includes: (i) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws, in each case who reside in the same household as you, (ii) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (iii) any of your other family members who do not reside in your household but whose transactions are directed by you, and (iv) any other individual over whose account you have control and to whose financial support you materially contribute.

(e)	“Material nonpublic information”: Insider trading prohibitions come into play only when you possess information that is both “material” and “nonpublic.” Information on both of these terms is set out below. If you are unsure whether information is “material” or “nonpublic,” you should either consult the Compliance Officer or assume that the information is material and nonpublic.

(i)	“Material.” Information is generally regarded as “material” if it has market significance, meaning that if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would consider important in making an investment decision. Materiality involves a relatively low threshold. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;

●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

●	Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, or purchases or sales of substantial assets;

●	A Company restructuring;

●	Significant related party transactions;

●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

●	Borrowings or other financing transactions out of the ordinary course;

●	The establishment of a repurchase program for Company Securities;

●	A major change in the Company’s pricing or cost structure;

●	Major marketing changes;

●	A change in senior management;

●	A change in auditors or notification that an auditor’s report(s) may no longer be relied upon;

●	Development of a significant new product, process, or service;

●	Pending or threatened significant litigation or governmental investigations, or the resolution of such litigation or investigations;

●	Impending bankruptcy or the existence of severe liquidity problems;

●	The gain or loss of a significant contract;

●	Changes in debt ratings;

●	Significant write-downs in assets or increases in reserves;

●	Significant changes in accounting policies or methods; and

●	The discovery of significant cybersecurity incidents, including data breaches.

(ii)	“Nonpublic.” Information is considered to be “nonpublic” if it has not yet been disclosed to the general public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information has been publicly disclosed before you can treat the information as public. If you are not sure whether information is considered nonpublic, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

PART I - INSIDER TRADING AND TIPPING PROHIBITED

1.1	General Policy

(a)	Insider Trading Prohibited. No Insider may purchase, sell, or offer to purchase or sell any Company Security while in possession of material nonpublic information about the Company. This restriction also applies to material nonpublic information relating to any other company with publicly traded securities, including our customers or suppliers, obtained in the course of employment by or association with the Company.

(b)	Tipping Prohibited. No Insider who knows of any material nonpublic information about the Company may communicate that information (a “tip”) to any other person, including immediate family members and friends, or otherwise disclose such information without the Compliance Officer’s prior written authorization (which may be by email).

(c)	Trading or Tipping with Respect to Certain Other Issuers Prohibited. No Insider may trade in the securities of another company while you possess material nonpublic information regarding that company gained through your work at the Company or while you possess material nonpublic information regarding the Company that could potentially affect the other company. No Insider who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including immediate family members and friends, or otherwise disclose such information without the Compliance Officer’s prior written authorization (which may be by email).

1.2	Transactions Subject to this Policy

This Policy applies to transactions in Company Securities currently outstanding and Company Securities that the Company may issue in the future, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. Transactions subject to this Policy include purchases, sales, and bona fide gifts of Company Securities.

1.3	Exceptions

This Policy does not apply to the following transactions (collectively, the “Exempted Transactions”), except as specifically noted:

(a)	Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities through periodic, automatic payroll contributions to an employee stock purchase plan (an “ESPP”) established by the Company. However, electing to enroll in an ESPP, making any changes in your elections under an ESPP, and selling any Company Security acquired under an ESPP are subject to trading restrictions under this Policy.

(b)	Stock Options. This Policy does not apply to the exercise of stock options granted under the Company’s equity incentive plans when the options are exercised (i) with cash or (ii) through net settlement procedures in which the optionee pays for the option exercise by giving shares back to the Company sufficient to compensate the Company for the exercise price at the shares’ then current market value. In addition, this Policy does not apply to the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the exercise of stock options. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(c)	401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to a Company Securities fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of a Company Securities fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to a Company Securities fund.

(d)	Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under a dividend reinvestment plan (“DRIP”) resulting from the reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to a DRIP, and to your election to participate in a DRIP or increase your level of participation in the DRIP. This Policy also applies to your sale of any Company Securities purchased pursuant to a DRIP.

(e)	Restricted Stock, Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”). This Policy does not apply to the vesting of restricted stock, RSUs or PSUs, or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, RSU or PSU. This Policy does apply, however, to any market sale of stock in connection with the vesting of restricted stock, RSUs or PSUs.

(f)	Other Similar Transactions. This Policy does not apply to any other purchases of Company Securities from the Company or sales of Company Securities to the Company.

1.4	Violations of Insider Trading Laws and this Policy

Civil and criminal penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)	Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and be required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who “tips” others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the U.S. Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities. While regulatory authorities concentrate their efforts on individuals who trade while in possession of material nonpublic information or who tip such information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

(b)	Company-Imposed Penalties. The Company’s directors, officers, and employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to this Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the terms of this Policy takes place.

1.5	Transactions by Entities You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, limited liability companies, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

1.6	Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each person subject to this Policy is responsible for making sure that he or she complies with this Policy, and that any immediate family member or Controlled Entity whose transactions are subject to this Policy also complies with this Policy. Each person subject to this Policy is prohibited from disclosing to anyone inside or outside the Company any nonpublic information obtained at or through the Company, except when such disclosure is part of his or her regular duties and is necessary to enable the Company to carry out its business properly and effectively. Any person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer, or any other officer, employee, or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

1.7	Post-Termination Transactions

If an individual is in possession of material nonpublic information when his or her service with the Company terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

PART II - CERTAIN PROHIBITED TRANSACTIONS

2.1	General Policy

The Company has determined that there is a heightened legal risk and/or risk of the appearance of improper or inappropriate conduct if the Company’s directors, officers, and employees, as well as their immediate family members, engage in certain types of transactions. It therefore is the Company’s policy that the Company’s directors, officers, and employees, as well as their immediate family members, may not engage in any of the following transactions outlined below:

(a)	Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities by the Company’s directors, officers, and employees, as well as their immediate family members, are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers (as defined in Exchange Act Rule 16a-1(f)) and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”

(b)	Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in these options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

(c)	Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds. Such transactions may permit a director, officer, or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company’s directors, officers, and employees, as well as their immediate family members, are prohibited from engaging in any such transactions.

(d)	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, the Company’s directors, officers, and employees, as well as their immediate family members, are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

(e)	Standing and Limit Orders. Standing and limit orders (except standing and limit orders under an approved Rule 10b5-1 Plan, as described below) create heightened risks for insider trading violations, similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities (except standing and limit orders under an approved Rule 10b5-1 Plan, as described below).

PART III - ADDITIONAL RESTRICTIONS AND REQUIREMENTS FOR COVERED PERSONS

3.1	General Policy

(a)	Blackout Periods: All Covered Persons are prohibited from trading in Company Securities during blackout periods, as described below.

(b)	Pre-Clearance: All Covered Persons must “pre-clear” all trading in Company Securities in accordance with the procedures set forth in Part III, Section 3.3 below.

3.2	Blackout Periods

All Covered Persons are prohibited from trading in Company Securities during blackout periods. This prohibition includes both regularly scheduled quarterly blackout periods and other blackout periods implemented from time to time, as described below.

(a)	Quarterly Blackout Periods. Towards the end of each fiscal quarter and until public disclosure of the Company’s financial results for such quarter, Covered Persons may possess material nonpublic information about the expected financial results for the quarter. Even if you do not actually possess any such information, any trades by you during that period may give the appearance that you are trading on inside information. Accordingly, trading in Company Securities is prohibited during the period beginning at the close of the market 14 calendar days before the end of each fiscal quarter and ending at the close of the market on the second trading day following the date the Company’s financial results for such fiscal quarter are publicly disclosed.

(b)	Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as merger negotiations or significant regulatory enforcement issues) may be pending and not publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in Company Securities. The Company may not widely announce the commencement of a special blackout period as that information can itself be sensitive information and therefore should not be communicated to any other person. Additionally, for this reason, it is extremely important that you adhere to the pre-clearance procedures outlined in this Policy to ensure that you do not trade during any special blackout period.

(c)	Exception. The trading restrictions set forth in Part III, Sections 3.2(a)-(b) do not apply to (i) the Exempted Transactions or (ii) transactions executed under a pre-existing written contract, instruction or plan under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”) that meets the requirements set forth in this Policy (a “Rule 10b5-1 Plan”).

Rule 10b5-1 provides a defense from insider trading liability under Rule 10b-5 of the Exchange Act. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1. If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information. A Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans” attached hereto as Exhibit A.

(d)	Trading Window. Covered Persons are permitted to trade in Company Securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning at the close of business on the second trading day following the date the Company’s quarterly financial results are publicly disclosed and ending at the close of the market 14 calendar days before the end of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information must not trade in Company Securities until the information has been made publicly available or is no longer material, unless such trades are made via an Exempted Transaction or a Rule 10b5-1 Plan. In addition, Covered Persons are still required to pre-clear all transactions in Company Securities pursuant to Part III, Section 3.3 below. The Company may close this trading window if a special blackout period under Part III, Section 3.2(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.3	Pre-Clearance Procedures

(a)	Pre-Clearance Required. Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all Covered Persons to refrain from trading, even during a trading window under Part III, Section 3.2 above, without first pre-clearing all transactions in Company Securities. A written request (which may be by email) for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and certify in writing that he or she is not in possession of material nonpublic information concerning the Company. The requestor must not engage in the transaction unless and until the Compliance Officer provides his approval in writing. If approved by the Compliance Officer, clearance of a transaction is valid only for a five-trading-day period. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied by the Compliance Officer, then the Covered Person should refrain from initiating such transaction and should not inform any other person of the restriction.

Further, pre-clearance does not, in any circumstance, relieve anyone of his or her legal obligation to refrain from trading while in possession of material nonpublic information. If subject to Section 16 of the Exchange Act, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if necessary. The requestor should also be prepared to comply with Rule 144 of the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale.

(b)	Post-Transaction Notice. The Covered Persons who have a reporting obligation under Section 16 of the Exchange Act must also notify the Compliance Officer of the occurrence of any purchase, sale, gift, or other acquisition or disposition of Company Securities as soon as possible following the transaction, but in any event within one trading day after the transaction. Such notice must be in writing (which may be by email) and should include the identity of the Covered Person, the type of transaction, the date of the transaction, the number of shares involved, and the purchase or sale price.

(c)	Exception. Pre-clearance is not required for (i) an Exempted Transaction or (ii) purchases and sales of Company Securities under an approved Rule 10b5-1 Plan, as described herein. With respect to any purchase or sale under a Rule 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

For purposes of both the “Pre-Clearance Required” and the “Post-Transaction Notice” sections above, a purchase, sale, gift, or other acquisition or disposition will be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

Neither the Company nor any of its directors, officers, or employees will be liable for the legal or financial consequences of any approval or pre-clearance for any transaction, refusal to approve or pre-clear any transaction or delay in reviewing any requests for approval or pre-clearance of any transaction or Rule 10b5-1 Plan or other request under this Policy.

3.4	Violations of Part III; Section 16

In addition to the potential penalties described in Part I, Section 1.4, certain Covered Persons should be aware that they face personal liability under Section 16(b) of the Exchange Act for late-filed personal reports and/or “short swing” profits for non-exempt purchases or sales of Company Securities that are made within less than six months of a non-exempt, opposite-way transaction. While the Company has established a compliance program, including the pre-clearance procedures set forth in this Policy, to assist applicable Covered Persons in complying with the requirements of Section 16 of the Exchange Act, responsibility for compliance with Section 16 of the Exchange Act rests solely with Covered Persons.

COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer. The Compliance Officer is our Chief Financial Officer, Philip Metheny, and his contact information is as follows:

155 Terrace Lane

Morristown, Tennessee 37813

Phone: 423.586.1440 (extension 3307)

Email: pmetheny@cbtn.com

Certification

I have received and read a copy of the Commercial Bancgroup, Inc. Insider Trading Policy for directors, officers, and employees and agree to abide by its terms and conditions in all respects during my employment or other service relationship with the Company.

Signature

Print Name

Date of Signature

[Certification Page to Commercial Bancgroup, Inc. Insider Trading Policy]

EXHIBIT A

Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense to insider trading liability under Rule 10b-5 of the Exchange Act. In order to be eligible to rely on this defense, a person subject to the Insider Trading Policy of Commercial Bancgroup, Inc. (together with its subsidiaries, the “Company”) must enter into a written contract, instruction, or plan for transactions in Company Securities (as defined in the Company’s Insider Trading Policy) that meets certain conditions specified in Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”), transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the Rule 10b5-1 Plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of Company Securities to be traded, the price at which they are to be traded, or the date of any trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer (as defined in the Company’s Insider Trading Policy) and meet the requirements of Rule 10b5-1, the Company’s Insider Trading Policy, and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five trading days prior to entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

●	You may not enter into, modify, or terminate a Rule 10b5-1 Plan during a blackout period (as defined in the Company’s Insider Trading Policy) (including quarterly and other blackout periods described in the Company’s Insider Trading Policy) or otherwise while you are aware of material nonpublic information.

●	For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (i) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, this cooling-off period is subject to a maximum of 120 days after adoption or modification of the Rule 10b5-1 Plan.

●	For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan.

●	Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.

●	Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of Company Securities subject to the Rule 10b5-1 Plan as a single transaction in any 12-month period.

Exhibit A – 1

●	You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5 of the Exchange Act. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

●	Officers and directors must include a representation to the Company in their Rule 10b5-1 Plan at the time of adoption or modification of such plan to the effect that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting such plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

The Company and the Company’s officers and directors must make certain disclosures in U.S. Securities and Exchange Commission filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director and officer (as defined in Exchange Act Rule 16a-1(f)) of the Company understands that the approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, any such person should consult with his or her own counsel when implementing a Rule 10b5-1 Plan.

Exhibit A – 2